Sixteenth Amendment to Automatic YRT Reinsurance Agreement

("Sixteenth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment, the Fourteenth Amendment and the Fifteenth Amendment to the Agreement, the global Amendment effective [*], and the General Amendment effective [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1.Exhibit B and Exhibit D of the Agreement, as amended by the Prior Amendments, are deleted and replaced by the attached revised Exhibit A, Exhibit B and Exhibit D each marked "Revised [*]", in order to add coverage for new [*], and Variable Universal Life products and certain riders to these products, collectively the "[*] Plans". Reinsurance premiums for policies on the [*] Plans will be based on Schedule D-3. For the avoidance of doubt, the parties agree and acknowledge that: (i) There are no changes to Schedules D-1, D-2, and D-3; (ii) Coverage for all other previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the Prior Amendments; and (iii) Reinsurer's Percentage Share, reinsurance premiums and allowances shall likewise remain unchanged for all other previously reinsured plans.

2.With respect to Article 12 related to recapture, policies issued on the [*] Plans will have a recapture period of [*]. The recapture periods for existing and new business on previously reinsured plans remain unchanged. For the sake of clarity, the increased retention limits used as a basis to reduce the amount of reinsurance in force may be the result of an increase in the Ceding Company's Per

Life Retention, an increase to the [*] quota share retention rate ([*] quota share retention rate for [*], for Variable Universal Life policies with issue date [*] and later, [*], and for all associated riders) outlined in Exhibit A, or both.

3.The Agreement shall apply to all eligible policies issued on the [*] Plans with effective dates on or after [*], including any policies applied for on or after such date that are backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue age precedes the effective date of this Amendment. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit B.

4.With respect to Article 8.3 relating to Transition, introduction of the [*] Plans shall be treated as separate from introduction of previously reinsured plans, such that in each instance there shall be a transition period as set forth in Article 8.3. For purposes of the introduction of the [*] Plans, the free look period administered by the Ceding Company will be ninety (90) days.

5. [*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Sixteenth Amendment is effective [*] upon execution by both of the undersigned parties. This Sixteenth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

The business reinsured under this Agreement is defined as follows:

B.1 Plans and Riders

[*]

Policies issued on plans identified in Table B-2 below (to be referred to in this Exhibit B and Exhibit D as "VUL Plans") with issue date on or after [*] qualify for automatic or facultative reinsurance under the terms of this Agreement. Policies issued on VUL Plans with issue date prior to [*] and with effective date on or after the Commencement Date shown below qualify for facultative reinsurance only.

TABLE B-2 – VUL Plans

Plan Identification	Commencement
Date
[*]	[*]
VUL6 (Form 138795) (2017 CSO	[*]
Basis, ANB Basis)
Riders:
Automatic Increasing Benefit
Rider (AIBR) (Form 38965)	[*]
[*]	[*]
[*]	[*]
Overloan Protection Benefit
(Form 138787)	[*]
Accounting Value Increase Rider
(Form 112823)	[*]
Death Benefit Option 3
Endorsement (Form 112540)	[*]
Indexed Account Endorsement*
(Form 112477)	[*]
B-1

Endorsement about Distribution
of Policy Value (Form 112678)	[*]

*The Indexed Account Endorsement will be added to all inforce VUL-5 policies.

[*]

[*] VUL Plans with issue date on or after [*] may be submitted facultatively.

However, policies on VUL Plans with issue date prior to [*] may only be submitted by the Ceding Company to the Reinsurer for facultative consideration under the terms of this Agreement in the following circumstances: (i) the policy is applied for on the same insurance application as a policy identified in Table B-1 above; (ii) the policy is applied for during the time there is a facultative submission pending on the same life in connection with a policy identified in Table B-1 above, or

(iii)the policy applied for is on a life that was submitted facultatively to the Reinsurer in connection with a policy identified in Table B-1 above within the prior sixty (60) day period.

It is understood and agreed that policies may be backdated by up to six (6) months from the date shown above. It is further understood and agreed the Agreement also covers other policy form and endorsement numbers for the above iUL Plans, UL Plans, F2D Plans and VUL Plans that may vary for specific states.

Article 12 relating to Recapture shall apply separately to VUL Plans, UL Plans, F2D Plans and iUL Plans. This means the Ceding Company shall have the option under Article 12 to exercise its recapture rights for any combination of VUL Plans, UL Plans, F2D Plans and/or iUL Plans (for example, the Ceding Company shall have the right to recapture VUL Plans without recapturing UL Plans, F2D Plans, or iUL Plans), provided the Ceding Company otherwise exercises such rights in accordance with the terms of the Agreement.

B.2 Basis

Cessions may be automatic, capacity facultative, or non-capacity facultative. Only mortality risk will be reinsured under this Agreement.

Automatic cessions shall be on a first dollar quota share basis with the Ceding Company retaining its Retained Share as described in Exhibit A. For automatic cessions, Net Amount at Risk in excess of the Retained Share will be ceded to a pool of reinsurers, subject to the Automatic Binding Limits and Jumbo Limits set forth herein.

For [*], VUL6 Plans, and [*], Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*]. [*]

Facultative cessions will be negotiated on a case-by-case basis. For policies on plans listed in Table B-1, Table B-3, and Table B-4, and for policies on plans listed in Table B-2 with issue date on or after [*], Ceding Company at its discretion may submit any policy for facultative consideration rather than automatic cession or in cases where automatic capacity has been

B-2

exhausted. For all facultative cessions, the Ceding Company's Retained Share and the Reinsured Net Amount at Risk shall be determined in the manner described in Exhibit A.

B.3 Automatic Binding Limits

[*]

B.4 Jumbo Limits

[*]

B.5 Conditional Receipt or Temporary Insurance Agreement

The Reinsurer's liability will not exceed its proportionate share of:

a)Five hundred thousand dollars ($500,000); or

b)One million dollars ($1,000,000) if the amount is ordered by a court of competent jurisdiction or the result of a settlement with the beneficiary.

B.6 Cession Limits

Minimum Initial Cession: None.

B.7 International Risks

Ceding Company may automatically cede risk on any international client in accordance with the eligibility criteria and application requirements set forth in the Ceding Company's "Guidelines for Underwriting International Clients". The parties acknowledge that the guidelines in use as of the effective date have been supplied to and approved by the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its "Guidelines for Underwriting International Clients". This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

B.8 [*]

B-3

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

D.1 Premiums and Allowances

Plans covered under this Agreement will be reinsured on a YRT basis.

[*]

D.2 Age Basis

ALB or ANB, depending on the policy, as described in Section B.1.

D.3 Policy Fees

The Reinsurer will not participate in any policy fees.

D.4 Substandard Premiums

[*]

D.5 Riders and Benefits

AIBR (Automatic Increase Benefit Rider) – Elected increases will be proportionately reinsured using the premiums for the base coverage, at point-in-scale.

[*]

Accelerated Death Benefit – If the Ceding Company pays an accelerated death benefit under the terms of the policy contract, the reinsurance coverage will continue unaffected until the death of the insured.

[*]

[*]

AdvanceSource Rider (Accelerated Benefit Rider for Chronic Illness/LTC Rider) – Any such rider is not reinsured under this Agreement, but payments made under such a rider are taken into account when determining Reinsured Net Amount at Risk as defined in Article 5 – Reinsured Risk Amounts as revised by the Fifth Amendment effective [*].

Overloan Protection Benefit – If certain conditions are met and this rider is exercised, the policy becomes paid up insurance. Reinsurance premiums would continue to be paid for any remaining Reinsured Net Amount at Risk until policy termination.

The following benefits are not reinsured under this Agreement:

Waiver of Premium Rider

Waiver of Monthly Deduction Rider (WMD)

Children's Insurance Rider (CIR)

Accidental Death Benefit Rider (ADB)

Charitable Giving Benefit Rider

D.6 Method for Calculating Frasierized Joint Last Survivor Premium

[*]